EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 24, 2003

AMONG

GLOBAL BUSINESS RESOURCES, INC.,

GLOBAL INFINIUM MERGER SUB, INC.,

INFINIUM LABS CORPORATION,

AND

PETER J. GOLDSTEIN

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 24, 2003, is entered into by and among Global Business Resources, Inc., a Delaware corporation (“Global”), Global Infinium Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Global (“Merger Subsidiary”), Infinium Labs Corporation, a Delaware corporation (“Infinium”), and Peter J. Goldstein, an individual residing at the address set forth on the signature page hereto (the “Principal Stockholder”).  Capitalized terms used in this Agreement and not defined in context shall have the meanings ascribed to them in Section 10.8 hereof.

WHEREAS, the respective Boards of Directors of Global, Merger Subsidiary and Infinium have approved the merger of Merger Subsidiary with and into Infinium, with Infinium being the surviving corporation as a wholly-owned subsidiary of Global (the “Merger”), all upon the terms and subject to the conditions set forth herein; and

WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”);

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

The Merger

Section 1.1  The Merger

.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Subsidiary shall be merged with and into Infinium and the separate existence of Merger Subsidiary shall thereupon cease.  Infinium shall continue as the surviving corporation in the Merger (thereafter referred to as the “Surviving Corporation”) under the laws of the State of Delaware as a wholly-owned subsidiary of Global.  Throughout this Agreement, the term “Infinium” shall refer to such entity prior to the Merger and the term “Surviving Corporation” shall refer to it in its status as the surviving corporation in the Merger.

Section 1.2  Closing

.  The closing of the Transactions (the “Closing”) will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VII (other than conditions that require the delivery of documents, which may be satisfied at the Closing).  The Closing shall be held at the offices of Nixon Peabody LLP, Clinton Square, Rochester, New York, unless another place is agreed to in writing by the parties hereto.  The date on which the Closing occurs is referred to herein as the “Closing Date”.  At the Closing each of Global, Infinium and the Principal Stockholder shall deliver the agreements, certificates and other documents required to be delivered and which have not been delivered prior to the Closing.  At the end of the Closing, Infinium shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) with respect to the Merger pursuant to and in compliance with this Agreement and Section 251 of the General Corporation Law of the State of Delaware (the “Delaware Law”).

Section 1.3  Effective Time of the Merger

.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as specified therein.  When used in this Agreement, the term “Effective Time” shall mean the time at which the Certificate of Merger becomes effective in accordance with Delaware Law.

Section 1.4  Effect of the Merger

.  The Merger shall, from and after the Effective Time, have all the effects provided by applicable Law.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, conveyances, assignments or assurances in Law or any other acts are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to any property or rights of Infinium or Merger Subsidiary, by reason or as a result of the Merger, or otherwise to carry out the purposes of this Agreement, Infinium and Merger Subsidiary agree that the Surviving Corporation and its proper officers and directors shall execute and deliver all such deeds, conveyances, assignments and assurances in Law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized in the name of each of Infinium and Merger Subsidiary or otherwise to take any and all such action.

ARTICLE II

The Surviving Corporation

Section 2.1  Certificate of Incorporation

.  The certificate of incorporation of Infinium shall continue as the certificate of incorporation of the Surviving Corporation until thereafter duly amended.

Section 2.2  By-Laws

.  The by-laws of Infinium shall continue after the Effective Time as the by-laws of the Surviving Corporation until thereafter duly amended.

Section 2.3  Board of Directors; Officers

.  The members of the Board of Directors and the officers of the Surviving Corporation following the Merger shall be the directors and officers of Infinium immediately prior to the Effective Time, and such directors and officers shall continue in office until the earlier of their respective death, resignation or removal and the time that their respective successors are duly elected or appointed and qualified.

ARTICLE III

Conversion of Shares

Section 3.1  Merger Consideration

.

(a)  As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of Infinium or Merger Subsidiary:

(i)  Each share of common stock, par value $.001 per share, of Merger Subsidiary that is issued and outstanding immediately prior to the Effective Time shall be automatically converted without any further action into one fully paid and non-assessable share of common stock, no par value per share, of the Surviving Corporation, and shall constitute the only issued and outstanding capital stock of the Surviving Corporation following the Merger.

(ii)  Each share of the common stock of Infinium, par value $.001 per share (“Infinium Common Stock”), that is owned by Infinium as treasury stock and any shares of Infinium Common Stock that are owned by Global or its Subsidiary shall be canceled and shall cease to exist, and no stock of Global or other consideration shall be delivered in exchange therefor.

(iii)  Subject to the provisions of this Section 3.1(a), the shares of Infinium Common Stock, other than the shares canceled pursuant to Section 3.1(a)(ii), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive validly issued, fully paid and non-assessable shares of Common Stock of Global, par value $.0001 per share (“Global Common Stock”), at an exchange ratio (the “Exchange Ratio”) of 0.1570833 shares of Global Common Stock for each share of Infinium Common Stock (the “Merger Consideration”).

(b)  If, at any time during the period between the date of this Agreement and the Effective Time, Infinium changes the number of shares of Infinium Common Stock issued and outstanding or Global changes the number of shares of Global Common Stock issued and outstanding, in each case as a result of a stock split, reverse stock split, stock dividend, recapitalization, redenomination of share capital or other similar transaction with an effective date or record date, as applicable, prior to the Effective Time, the Exchange Ratio and any other items dependent thereon shall be appropriately adjusted.

(c)  Global agrees after the Closing to issue such shares of Global Common Stock as are issuable pursuant to the terms of debt issued by Infinium which, by its terms, is convertible into Global Common Stock (the “Assumed Conversion Rights”).  In the event that a holder of an Assumed Conversion Right converts the debt represented by the Assumed Conversion Right, such holder’s rights in the debt shall automatically vest in Global as if Global were the holder of such debt without any action by the holder of the Assumed Conversion Right, Global or Infinium.

Section 3.2  Stockholders’ Rights at the Effective Time

.  On and after the Effective Time, the certificates that immediately prior to the Effective Time represented shares of Infinium Common Stock (the “Certificates”), shall cease to represent any rights with respect to Infinium Common Stock and shall only represent the right to receive the Merger Consideration.  As of the Effective Time, the holders of Infinium Common Stock as of the Effective Time who are entitled to receive shares of Global Common Stock as Merger Consideration shall be deemed to be record owners of such shares of Global Common Stock as of the Effective Time and shall thereupon be entitled to exercise any rights as a holder of Global Common Stock, including the right to vote such Global Common Stock, whether or not the Certificates are surrendered and exchanged pursuant to this Agreement.

Section 3.3  Surrender and Exchange of Share Certificates.

(a)  Promptly after the Closing Date, Global shall make available to Corporate Stock Transfer, the transfer agent of Global (the “Paying Agent”), certificates evidencing such number of shares of Global Common Stock as will enable the Paying Agent to deliver the Global Common Stock as Merger Consideration pursuant to Section 3.1(a).  The number of shares of Global Common Stock that each Infinium Stockholder will be entitled to receive will be determined by multiplying the number of shares of Infinium Common Stock held by such stockholder by the Exchange Ratio.  Notwithstanding any other provision of this Agreement, no fractional shares of Global Common Stock will be issued in connection with the Merger.  Any Infinium Stockholder who is entitled to receive a fractional share shall be entitled to receive, in lieu thereof, cash in an amount equal to $5.00 multiplied by the fraction of the share of Global Common Stock the Infinium Stockholder would otherwise be entitled to receive.  In all cases where appropriate, the term Merger Consideration shall mean both the shares of Global Common Stock issued as Merger Consideration together with the amount of cash payable in lieu of any fractional shares.

(b)  At or after the Closing, each holder of a Certificate shall surrender and deliver such Certificate to the Paying Agent together with a duly completed and executed transmittal letter. Upon such surrender and delivery, the holder shall receive the Merger Consideration.  Until so surrendered and exchanged, each Certificate formerly representing an outstanding share of Infinium Common Stock shall, after the Effective Time, be deemed for all purposes to evidence only the right to receive the Merger Consideration as provided in Section 3.1(a)(iii).

(c)  At the Effective Time, the stock transfer books of Infinium shall be closed and no transfer of shares of Infinium Common Stock shall be recorded thereafter, other than transfers of shares of Infinium Common Stock that have occurred prior to the Effective Time.  In the event that, after the Effective Time, Certificates are presented for transfer to Infinium, Merger Subsidiary or Global, they shall be delivered to the Paying Agent and exchanged for the Merger Consideration as provided for in this Section 3.3.

(d)  Any Merger Consideration that remains undistributed to the stockholders of Infinium as of the Effective Time after four months have elapsed following the Effective Time shall be delivered to Global by the Paying Agent, upon demand, and any former stockholders of Infinium who have not previously complied with this Section 3.3 shall thereafter look only to Global for payment of their claim for the Merger Consideration or dividends or distributions with respect to Global Common Stock.

(e)  Neither the Paying Agent, nor any of Infinium, Merger Subsidiary or Global shall be liable to any holder of shares of Infinium Common Stock with respect to any Merger Consideration (or dividends or distributions with respect to Global Common Stock) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)  In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall deliver the Merger Consideration and any dividends or other distributions with respect to Global Common Stock to which such holder is entitled in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the record holder thereof and the delivery of such bond as the Paying Agent may reasonably require.

(g)  No transfer taxes shall be payable by any stockholder of Infinium in respect of the issuance of the Global Common Stock under this Section 3.3, except that if any Global Common Stock is to be issued in a name other than that in which the Certificate surrendered has been registered, it shall be a condition of such issuance that the Person requesting such issuance shall pay to Global any transfer taxes payable by reason thereof, or of any prior transfer of such surrendered Certificate, or establish to the satisfaction of Global that such taxes have been paid or are not payable.

Section 3.4  No Further Rights

.  From and after the Effective Time, holders of Certificates theretofore evidencing shares of Infinium Common Stock shall cease to have any rights as stockholders of Infinium, except as provided herein or by Law.

Section 3.5  Resale Restrictions

.

(a)

The stockholders of Infinium who received shares of Global Common Stock as Merger Consideration may not offer or sell any shares of Global Common Stock unless such offer or sale is made (i) pursuant to an effective registration of such Global Common Stock under the Securities Act, or (ii) pursuant to an available exemption from the registration requirements of the Securities Act.  Global shall refuse to register the transfer of any Global Common Stock not made in accordance with this Section 3.5 and for such purpose may place stop order instructions with its transfer agent with respect to the Global Common Stock issued as Merger Consideration.  A proposed transfer shall be deemed to comply with this Section 3.5 if the applicable stockholder delivers to Global a legal opinion in form and substance satisfactory to Global from counsel reasonably satisfactory to Global to the effect that such transfer complies with this Section 3.5.

(b)

During any time that a stockholder of Infinium is not entitled to sell the shares of Global Common Stock received as Merger Condsideration such Stockholder may not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer to dispose of, directly or indirectly, any shares of Global Common Stock or any securities convertible into or exercisable or exchangeable for Global Common Stock, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Global Common Stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of Global Common Stock or such other securities, in cash or otherwise).

(c)

Each certificate representing shares of Global Common Stock issued as Merger Consideration will bear the following legend or one substantially similar thereto:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS.  THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR THE AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO RESTRICTIONS ON THE USE OF SUCH SECURITIES IN HEDGING TRANSACTIONS PURSUANT TO THE TERMS OF A MERGER AGREEMENT PURSUANT TO THE TERMS UNDER WHICH THEY WERE ISSUED.

ARTICLE IV

Representations and Warranties of Infinium

Infinium represents and warrants to Global and Merger Subsidiary that, except as disclosed in the Infinium Disclosure Schedule which has been delivered to Global prior to the execution of this Agreement (the “Infinium Disclosure Schedule”):

Section 4.1  Organization and Qualification

.  Infinium is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Infinium has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and, if applicable, is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so organized, qualified, licensed or in good standing, or to have such power and authority, when taken together with all other such failures would not have an Infinium Material Adverse Effect.  Infinium has heretofore made available to Global and Merger Subsidiary a complete and correct copy of the certificate of incorporation, by-laws or other governing documents, each as amended to the date hereof, of Infinium.

Section 4.2  Capitalization

.

(a)  The authorized capital stock of Infinium consists of 24,000,000 shares of Infinium Common Stock.  There are 24,000,000 shares of Infinium Common Stock issued and outstanding, all of which were validly issued, fully paid and non-assessable.

(b)  There are no preemptive or other outstanding rights, options, warrants, conversion rights (including pursuant to convertible securities), stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind relating to the issued or unissued capital stock of Infinium or obligating Infinium to issue or sell any shares of capital stock of, or other equity interests in, Infinium.  As of the date of this Agreement, there are no outstanding contractual obligations of Infinium to repurchase, redeem or otherwise acquire any shares of capital stock of Infinium or to provide material funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Person.

(c)  Infinium has issued promissory notes which, if the Merger is consummated, will be convertible into shares of Global Common Stock.

Section 4.3  Authority Relative to this Agreement and the Transactions

.  Infinium has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger.  The execution and delivery by Infinium of this Agreement, and the consummation by Infinium of the Transactions to which it is a party, have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Infinium are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions to which it is a party other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Infinium Common Stock and the filing and recordation of appropriate merger documents as required by Delaware Law.  This Agreement has been duly and validly executed and delivered by Infinium and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of Infinium, enforceable against Infinium in accordance with its terms.

Section 4.4  No Conflicts, Required Filings and Consents

.

(a)  The execution and delivery of this Agreement by Infinium does not, and the performance of this Agreement and consummation of the Transactions by Infinium will not: (i) conflict with or violate the certificate of incorporation or by-laws of Infinium, (ii) assuming the consents, approvals, authorizations and waivers specified in Section 4.4(b) have been received, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to Infinium or by which any property or asset of Infinium is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration, or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Infinium pursuant to, any Contract to which Infinium is a party or by which Infinium or any property or asset of Infinium is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences of the type referred to above which would not have an Infinium Material Adverse Effect or would not prevent or materially delay the consummation of the Merger.

(b)  The execution and delivery of this Agreement by Infinium does not, and the performance of this Agreement by Infinium will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any governmental or regulatory authority, domestic, foreign or supranational (a “Governmental Entity”), except for applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”), filing and recordation of the Certificate of Merger as required by Delaware Law, and applications for listing and other filings required by the rules of the Nasdaq Bulletin Board, except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have an Infinium Material Adverse Effect or would not prevent or materially delay the consummation of the Merger.

Section 4.5  Status of Infinium Stockholders

.  Each stockholder of Infinium is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act and has been advised that the shares of Global Common Stock that will be received by such stockholder in the Merger have not been registered under the Securities Act, will be “restricted securities” as such term is defined in Rule 144(a) promulgated under the Securities Act, and may not be sold by such stockholder unless such shares are registered for resale or an exemption from such registration is available.

Section 4.6  Brokers

.  No agent, broker, finder, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or other similar commission or fee in connection with the Transactions based upon arrangements made by or on behalf of Infinium.

ARTICLE V

Representations and Warranties of Global

Global and the Principal Stockholder jointly and severally represent and warrant to Infinium that, except as disclosed in the Global Disclosure Schedule which has been delivered to Infinium prior to the execution of this Agreement (the “Global Disclosure Schedule”):

Section 5.1  Organization and Qualification

.  Global is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Global Business Resources, Inc., a Florida corporation (the “Subsidiary”) is duly organized, validly existing and in good standing under the laws of the State of Florida.  Each of Global and the Subsidiary has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary.  Global has heretofore made available to Infinium a complete and correct copy of the organizational documents, each as amended to the date hereof, of Global and the Subsidiary.

Section 5.2  Capitalization

.

(a)  The authorized capital stock of Global consists of 50,000,000 shares of Global Common Stock and 10,000,000 shares of preferred stock, par value $.0001 per share (“Preferred Stock”).  As of the Closing Date and immediately prior to the Effective Time, there will be 807,800 shares of Global Common Stock issued and outstanding, all of which have been validly issued, fully paid and non-assessable.  There are no shares of Preferred Stock issued or outstanding.  The stockholders holding the Global Common Stock and the number of shares of Global Common Stock held by each such stockholder is set forth on Schedule 5.2 attached hereto.  All of the issued and outstanding shares of Global Common Stock were issued in compliance with all applicable Laws including, without limitation, the Securities Act, the Exchange Act and applicable Blue Sky Laws.  The 500,000 shares of Global Common Stock issued to Messrs. Anslow and Jaclin (the “Consulting Shares”) were registered under the Securities Act pursuant to Global’s Registration Statement on Form S-8 filed with SEC on August 5, 2003 prior to the issuance of the Consulting Shares.  There are no preemptive or other outstanding rights, options, warrants, conversion rights (including pursuant to convertible securities), stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind relating to the issued or unissued capital stock of Global or obligating Global to issue or sell any shares of capital stock of, or other equity interests in, Global.  As of the date of this Agreement, there are no outstanding contractual obligations of Global to repurchase, redeem or otherwise acquire any shares of capital stock of Global or to provide material funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Person.

(b)  The authorized capital stock of Merger Subsidiary consists of 100 shares of common stock, par value $.001 per share.  There are 100 shares of common stock of Merger Subsidiary issued and outstanding, all of which were validly issued, fully paid and non-assessable.  All of the outstanding shares of Merger Subsidiary’s common stock are held beneficially and of record by Global, free and clear of all liens or encumbrances of any kind.  There are no preemptive or other outstanding rights, options, warrants, conversion rights (including pursuant to convertible securities), stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind relating to the issued or unissued capital stock of Merger Subsidiary or obligating Merger Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Merger Subsidiary.

Section 5.3  Authority Relative to this Agreement

.  Each of Global, Merger Subsidiary and the Principal Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its or his obligations hereunder and to consummate the Transactions to which each of them is a party.  Each of Global, and the Principal Stockholder has all necessary power and authority to execute and deliver the Exchange Agreement and to perform its or his obligations thereunder.  The execution and delivery of this Agreement by Global and Merger Subsidiary, the execution and delivery of the Exchange Agreement by Global, and the consummation by Global and Merger Subsidiary of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Global or Merger Subsidiary are necessary to authorize the execution and delivery of this Agreement or the Exchange Agreement or to consummate the Transactions other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law.  This Agreement has been duly and validly executed and delivered by Global, Merger Subsidiary and the Principal Stockholder and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of Global, Merger Subsidiary and the Principal Stockholder, enforceable against Global, Merger Subsidiary and the Principal Stockholder in accordance with its terms.  Upon execution and delivery of the Exchange Agreement by Global and the Principal Stockholder, the Exchange Agreement will constitute a legal, valid and binding obligation of Global and the Principal Stockholder, enforceable against Global and the Principal Stockholder in accordance with its terms.

Section 5.4  No Conflicts, Required Filings and Consents.

(a)  The execution and delivery of this Agreement and the Exchange Agreement by Global, Merger Subsidiary or the Principal Stockholder does not and will not, and the performance of this Agreement and the Exchange Agreement and the consummation of the Transactions by Global, Merger Subsidiary and the Principal Stockholder will not: (i) conflict with or violate the certificate of incorporation or by-laws of Global, Merger Subsidiary or the Subsidiary, (ii) assuming the consents, approvals, authorizations and waivers specified in Section 5.4(b) have been received, conflict with or violate any Laws applicable to Global, the Subsidiary or the Principal Stockholder or by which any property or asset of Global, the Subsidiary or the Principal Stockholder is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration, or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Global, the Subsidiary or the Principal Stockholder pursuant to, any Contract to which Global, the Subsidiary or the Principal Stockholder is a party or by which Global, the Subsidiary or the Principal Stockholder or any property or asset of Global, the Subsidiary or the Principal Stockholder is bound or affected.

(b)  The execution and delivery of this Agreement and the Exchange Agreement by Global, Merger Subsidiary or the Principal Stockholder does not and will not, and the performance of this Agreement and the Exchange Agreement and the consummation of the Transactions by Global, the Merger Subsidiary and the Principal Stockholder will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Entity, except for applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, filing and recordation of the Certificate of Merger as required by Delaware Law and applications for listing and other filings required by the rules of the Nasdaq Bulletin Board.

Section 5.5  SEC Reports

.  The Registration Statement of Global on Form SB-2 filed with the SEC, as amended (the “Form SB-2”), has been declared effective by the SEC and has not been withdrawn or suspended.  The SEC has not issued a stop order with respect to the Form SB-2 and, to the knowledge of Global, no proceeding for such purpose is pending or contemplated by the SEC. Global has filed with the SEC all forms, reports, schedules, registration statements and preliminary or definitive proxy or information statements required to be filed by it with the SEC since the Form SB-2 was declared effective (such reports, together with the Form SB-2 in the form it was declared effective, the “Global SEC Reports”).  As of their respective dates, the Global SEC Reports complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Global SEC Reports.  As of their respective dates, the Global SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Global has filed all material contracts and agreements and other documents or instruments required to be filed as exhibits to the Global SEC Reports.

Section 5.6  Scope of Operations; Compliance with Laws

.  Except as set forth in the Global Disclosure Schedule, Global has not conducted any operations or transactions other than (a) the initial capitalization of Global, (b) Global’s participation in the mergers of National Companies, Inc., Teda Hotels Management Company Limited and Equity Management Partners LLC as described in the Prospectus (the “Prior Transactions”), (c) the private placement of Global described in the Prospectus and the registration of the shares issued by Global in such private placement, (d) the registration and issuance of the Consulting Shares, and (e) the Transactions contemplated by this Agreement.  Except to the extent that the Principal Stockholder may be a common law employee of Global, neither Global nor the Subsidiary has or has ever had any employee.  Neither Global nor the Subsidiary owns, leases or has the right to use, or has ever owned, leased or had the right to use, any real property or interest therein.  Except for the interest of Global in the Subsidiary, neither Global nor the Subsidiary has or has ever had any ownership, equity or other interest in any other Person.  Neither Global nor the Subsidiary has guaranteed any obligation of any other Person including, without limitation, the Principal Stockholder.  Except to the extent that Global violated the Exchange Act in connection with its participation in the Prior Transactions or as set forth in the Global Disclosure Schedule, neither Global nor the Subsidiary has violated any applicable Laws.

Section 5.7  Liabilities and Contracts

.  Neither Global nor the Subsidiary has outstanding any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) except for debt owed to the Principal Stockholder covered by the Exchange Agreement and current liabilities which will be paid pursuant to Section 6.14.  Neither Global nor the Subsidiary is or was a party to, nor are or were Global’s or the Subsidiary’s assets bound or affected by, any Contract except for Contracts under which neither Global nor the Subsidiary has any further rights or obligations because the Contract has been fully performed or validly and irrevocably terminated.  Global has no contractual obligation to maintain the effectiveness of the Form SB-2 after the Closing.

Section 5.8  Litigation

.  As of the date hereof, there is no suit, action or proceeding pending or, to the knowledge of Global, threatened against or affecting Global or the Subsidiary, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against Global or the Subsidiary.  Without limiting the generality of the foregoing, neither Global nor the Principal Stockholder has any notice that the SEC, any state securities or “blue sky” regulatory authority or any other governmental entity (each, a “Securities Regulator”) is investigating or contemplating taking any action with respect to the Prior Transactions (whether against Global, the Principal Stockholder or any party to the Prior Transactions) and, to the knowledge of Global and the Principal Stockholder, no Securities Regulator is planning or considering taking such action.  To the knowledge of Global and the Principal Stockholder, no dispute currently exists with respect to the Prior Transactions which could in any way adversely affect Global.

Section 5.9  Brokers

.  No agent, broker, finder, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or other similar commission or fee in connection with the Transactions based upon arrangements made by or on behalf of Global.

ARTICLE VI

Covenants

Section 6.1  Conduct of Business by Infinium Pending the Merger

.  From and after the date hereof until the Closing Date, except as contemplated by this Agreement or unless Global shall otherwise agree in writing, Infinium covenants and agrees that it shall:  (a) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted or presently contemplated to be conducted, (b) use all reasonable efforts to preserve intact its present business organization, keep available the services of its employees and consultants and preserve its relationships and goodwill with customers, suppliers, licensors, licensees, distributors and others having business dealings with it, and (c) use commercially reasonable efforts to protect its intellectual property rights to the end that its goodwill and on-going businesses shall not be impaired in any material respect as of the Closing Date.  Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or unless Global shall otherwise agree in writing, prior to the Closing, Infinium shall not:

(i)  declare, set aside, or pay any dividends on, or make any other distributions in respect of, any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; purchase, redeem or otherwise acquire any shares of capital stock of Infinium or any rights, warrants, or options to acquire any such shares;

(ii)  grant, award or enter into any compensation or change of control arrangement with any employee of Infinium;

(iii)  issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of Infinium’s capital stock, any other voting securities of Infinium or any securities convertible into, or any rights, warrants or options to acquire, any such shares or voting securities (other than the issuance of Infinium Common Stock upon the exercise of Infinium Options) or amend the terms of any such securities, rights, warrants or options or take any action to accelerate the vesting thereof;

(iv)  amend the certificate of incorporation or by-laws of Infinium;

(v)  acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or any assets that are material, individually or in the aggregate, to Infinium, except, in any such case, in the ordinary course of business;

(vi)  adopt a plan of complete or partial liquidation;

(vii)  incur or modify any indebtedness for borrowed money or guarantee any such indebtedness of another Person; issue or sell any debt securities of Infinium; guarantee any debt securities of another Person;

(viii)  except in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other Person or settle or compromise any material claims or litigation;

(ix)  take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect; or

(x)  authorize any of, or commit or agree to take any of, the foregoing actions.

Section 6.2  Covenant of Global

.  From and after the date hereof until the Closing Date, except as contemplated by this Agreement or unless Infinium shall otherwise agree in writing, Global covenants and agrees that it shall not, and shall cause the Subsidiary and the Merger Subsidiary not to:

(a)  declare, set aside, or pay any dividends on, or make any other distributions in respect of, any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants, or options to acquire any such shares;

(b)  enter into any Contract or amend, modify or waive any rights under any Contract to which it is a party;

(c)  issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock or other securities, or any securities convertible into, or any rights, warrants or options to acquire, any such shares or securities or amend the terms of its outstanding capital stock;

(d)  amend its certificate of incorporation or by-laws;

(e)  acquire or dispose of any assets or satisfy, settle or compromise any liability, claim, litigation or other obligation;

(f)  adopt a plan of complete or partial liquidation;

(g)  incur or modify any indebtedness for borrowed money or guarantee any such indebtedness of another Person; issue or sell any debt securities; or guarantee any debt securities of another Person;

(h)  make any loans, advances or capital contributions to, or investments in, any other Person;

(i)  take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect; or

(j)  authorize any of, or commit or agree to take any of, the foregoing actions.

Section 6.3  Stockholder Approval

.  Infinium, Global and the Merger Subsidiary shall each take all actions necessary, in accordance with applicable Law and its respective certificate of incorporation and by-laws, to cause as promptly as reasonably practicable after the date hereof the stockholders of Infinium and Global (and Global in its capacity as the sole stockholder of the Merger Subsidiary) to approve the Transactions.  Infinium’s, Global’s and the Merger Subsidiary’s board of directors shall recommend such approval and shall take all lawful action to solicit and obtain such approval.

Section 6.4  Further Action; Consents; Filings

.  Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate actions and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective as promptly as practicable the Transactions and to cooperate with each other in connection with the foregoing.  Without limiting the generality of the foregoing, each of the parties agrees to take all appropriate actions to obtain from Governmental Entities any Governmental Authorizations required to be obtained or made by Global, Infinium, the Merger Subsidiary or the Subsidiary in connection with the authorization, execution and delivery of this Agreement, the Exchange Agreement and the consummation of the Transactions, and to make all necessary filings, and thereafter make any other required submissions that are required under the Exchange Act, the Securities Act, the Blue Sky Laws, or any other applicable Law.  The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

Section 6.5  Plan of Reorganization

.  The Merger is intended to constitute a “plan of reorganization” under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.  From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.  Following the Closing, neither Surviving Corporation, Global nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

Section 6.6  Access to Information

.  From the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms, Global shall afford to Infinium and its accountants, counsel and other representatives full and reasonable access during normal business hours (and at such other times as the parties may mutually agree) to its books, Contracts, commitments, records and personnel and, during such period, shall furnish promptly to Infinium (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of the Exchange Act or the Securities Act, and (ii) all other information concerning its business as Infinium may reasonably request.  Infinium shall conduct its review in a manner reasonably calculated not to disrupt Global’s business and operations.  No investigation pursuant to this Section 6.6 and no knowledge obtained thereby or otherwise shall limit any representation or warranty of Global or the Principal Stockholder or impair any rights of an Infinium Indemnified Party as a result thereof.

Section 6.7  Public Announcements

.  On or before the Closing Date, neither Global nor Infinium shall (nor shall they permit any of their respective Affiliates to), without prior consultation with the other parties and such other parties’ review of and consent to any public announcement concerning the Transactions, issue any press release or make any public announcement with respect to Transactions during such period, and Global and Infinium shall, to the extent practicable, allow the other parties reasonable time to review and comment on such release or announcement in advance of its issuance and use reasonable efforts in good faith to reflect the reasonable and good faith comments of such other party; provided, however, no party shall be prevented from making any disclosure required by Law at the time so required because of any delay on the part of another party.  The parties intend that the initial announcement of the terms of the Transactions shall be made by a joint press release of Global and Infinium.

Section 6.8  Notice of Breaches

.  Infinium shall give prompt notice to Global and the Principal Stockholder, and Global and the Principal Stockholder shall give prompt notice to Infinium, of (i) any representation or warranty made by it or him contained in this Agreement which has become untrue or inaccurate in any respect, or (ii) the failure by it or him to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it or him under this Agreement; provided, however, that such notification shall not excuse or otherwise affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.9  Exchange Agreement

.  Each of Global and the Principal Stockholder agrees to enter into, at or prior to the Closing, an Exchange Agreement (the “Exchange Agreement”) which is in a form reasonably acceptable to Infinium and provides for (a) the transfer by the Principal Stockholder to Global of 10,000,000 shares of Global Common Stock, (b) the release of Global from any and all liabilities or obligations that it owes to the Principal Stockholder except for the obligation to repay the Principal Stockholder no more than $235,000 pursuant to the terms of the existing promissory note that Global has issued to the Principal Stockholder, and (c) the transfer by Global to the Principal Stockholder of all of the issued and outstanding capital stock of the Subsidiary held by Global.

Section 6.10  Share Combination

.  Global had intended to effect a share consolidation in May, 2003 whereby all outstanding shares of Global Common Stock were combined so that 25 shares of Global Common Stock was combined into one share of Global Common Stock (the “Share Combination”).  Global and the Principal Stockholder each agrees to take any and all actions that are necessary or advisable to either (i) file a certificate of amendment to the certificate of incorporation of Global, in form and substance reasonably acceptable to Infinium, with Secretary of State of the State of Delaware to effect the Stock Combination, (ii) obtain from each stockholder of Global such transfer documentation with Global as shall, in the reasonable determination of Infinium, document and effect the Stock Combination.

Section 6.11  Pre-Filing Closings

.  Global shall file a Certificate of Amendment of its Certificate of Incorporation to change its name to “Infinium Labs, Inc.” with the Secretary of State of the State of Delaware (the “Name Change Certificate”) prior to the Closing Date.  If the Closing has not occurred by December 31, 2003 and, as of December 31, 2003 Global does not have at least 300 stockholders of record, Global shall file a Form 8-A with the SEC on or before December 31, 2003 and any any other actions required to remain obligated to file reports on an ongoing basis under Section 13 or 15(d) of the Exchange Act.

Section 6.12  Confidentiality

.  The Principal Stockholder and, prior to the Closing, Global will, and will instruct all of the Principal Stockholder’s and Global’s employees, representatives, agents, relatives and affiliates to, treat all Confidential Material confidentially, not disclose it except in accordance herewith and not use it for his or their own benefit or the benefit of any person other than Global or Infinium; provided, that (a) any disclosure of Confidential Material may be made with the prior written consent of Infinium or, after the Merger, Global; and (b) Confidential Material may be disclosed without liability hereunder to the extent required by law or by the order or decree of any court or other governmental authority; provided, however, that the party legally compelled to disclose the Confidential Material provides Infinium with prompt notice of that fact so that Infinium may attempt to obtain a protective order or other appropriate remedy.  For purposes of this section, the term “Confidential Material” means all information, documents and other materials relating to the business, customers, products, services, prospects, plans or other matters of Infinium or Global; provided, however, that the term “Confidential Material” will not include information that (i) becomes generally available to the public other than as a result of a disclosure by the Principal Stockholder, Global (prior to the Closing) or any of their employees, representatives, agents, relatives or affiliates, or (y) was made available to the Principal Stockholder on a non-confidential basis from a source other than the Infinium, Global or any of their agents, provided, that such source is not bound by a confidentiality agreement restricting such disclosure.

Section 6.13  Financial Statements

.  The Principal Stockholder agrees, at his expense, to cooperate with Global and provide Global such assistance as Global reasonably requests in connection with the preparation of Global’s financial statements for all periods ending on or prior to December 31, 2003; provided, the Principal Stockholder shall not be obligated to pay any fees of Global’s independent accountants.  Without limiting the generality of the foregoing, the Principal Stockholder shall make available to Global and its accountants or advisors all account and other financial information concerning Global in the possession of the Principal Stockholder.  In addition, the Principal Stockholder shall provide to Global certificates duly executed by the Principal Stockholder in substantially the form required by (a) Item 601(b)(31) of Regulation SB promulgated by the SEC and (b) Section 906 of the Sarbanes-Oxley Act of 2002 (collectively, “Accounting Certificates”).  The Accounting Certificates shall specifically state that the officers of Global required to make certifications pursuant to Item 601(b)(31) of Regulation SB promulgated by the SEC or Section 906 of the Sarbanes-Oxley Act of 2002 may rely upon such Accounting Certificates.  The Principal Stockholder shall provide such Accounting Certificates with respect to all financial statements of Global for any period ending on or before December 31, 2003 which are included in any SEC filing made by Global on or after January 1, 2004.  The Principal Stockholder shall provide a separate Accounting Certificate for each SEC filing in which covered financial statements are included, which Accounting Certificate shall be dated no earlier than ten (10) days prior to the due date of the SEC filing.

Section 6.14  Current Liabilities

.  Global agrees to pay all current liabilities of Global at or prior to the Closing so that at the Effective Time Global has no liabilities other than debt owed to the Principal Stockholder covered by the Exchange Agreement.  In the event that Global does not have sufficient assets to satisfy such current liabilities, the Principal Stockholder agrees to pay to Global the amount of any such deficiency in cash, which payment shall be treated as additional consideration for the shares of the Subsidiary to be transferred to the Principal Stockholder pursuant to the Exchange Agreement.

ARTICLE VII

Conditions Precedent

Section 7.1  Conditions to Each Party’s Obligation to Effect the Merger

.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a)  This Agreement and the Merger shall have been approved and adopted by the holders of Infinium Common Stock in the manner required by Law.

(b)  The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction.

Section 7.2  Conditions to Obligation of Infinium to Effect the Merger

.  The obligation of Infinium to effect the Merger shall be subject to the fulfillment at or before the Effective Time of the following additional conditions, unless waived by Infinium:

(a)  The representations and warranties of Global and the Principal Stockholder contained in this Agreement shall be true and correct in all respects on the date hereof and as of the Closing Date as if made on the Closing Date.

(b)  Global and Merger Subsidiary shall have performed or complied with all agreements and covenants required to be performed by each of them under this Agreement on or before the Closing Date.

(c)  The issuance of the shares of Global Common Stock in the Merger shall have been approved and adopted by the holders of Global Common Stock in accordance with applicable Law and Global shall have approved the Transactions in its capacity as the sole stockholder of the Merger Subsidiary.

(d)  Global and the Principal Stockholder shall have entered into the Exchange Agreement and consummated the transactions contemplated thereby.

(e)  Messrs. Anslow and Jaclin shall have surrendered and transferred to Global 90,000 shares of Global Common Stock in such manner as shall be reasonably acceptable to Infinium and shall have provided Global with a release of any and all obligations owed by Global to Messrs. Anslow or Jaclin in a form reasonably acceptable to Infinium.

(f)  A certificate of amendment to the certificate of incorporation of Global, in form and substance reasonably acceptable to Infinium, shall have been filed with Secretary of State of the State of Delaware to effect the Stock Combination or each stockholder of Global shall have entered into such transfer documentation with Global as shall, in the reasonable determination of Infinium, document and effect the Stock Combination.

(g)  Each stockholder of Global at the time of the Stock Combination shall have surrendered such stockholder’s stock certificate representing shares of Global Common Stock held prior to the Stock Combination and shall have been issued a certificate representing the number of shares to which such stockholder is entitled by virtue of the Stock Combination.

(h)  Infinium shall have received a legal opinion from Messrs. Anslow and Jaclin in substantially the form of Exhibit 7.2(h) attached hereto.

(i)  Global shall have filed the Name Change Certificate and shall be obligated to file reports under the Exchange Act for periods on and after January 1, 2004.

(j)  Infinium shall have received copies of resignations of each of the directors and officers of Global which have been accepted by Global.

(k)  Infinium and its representatives shall have completed their due diligence investigation of Global and the results of such investigation shall be satisfactory to Infinium in its sole discretion.

(l)  Infinium shall have received a certificate of an authorized officer of Global and Merger Subsidiary, on behalf of Global and Merger Subsidiary, that the conditions set forth in paragraphs (a) through (d) and (g) above have been satisfied.

Section 7.3  Conditions to Obligations of Global and Merger Subsidiary to Effect the Merger

.  The obligations of Global and Merger Subsidiary to effect the Merger shall be subject to the fulfillment at or before the Effective Time of the following additional conditions, unless waived by Global:

(a)  The representations and warranties of Infinium contained in this Agreement shall be true and correct in all respects on the date hereof and as of the Closing Date as if made on the Closing Date.

(b)  Infinium shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement on or before the Closing Date.

(c)  Global shall have received a certificate of an authorized officer of Infinium, on behalf of Infinium, that the conditions in paragraphs (a) and (b) above have been satisfied.

ARTICLE VIII

Survival and Indemnification

Section 8.1  Survival of Representations, Warranties and Covenants

.  The parties hereto hereby agree that the representations, warranties, covenants and agreements contained in this Agreement shall survive the execution and delivery of this Agreement, and the Closing hereunder; provided, however, that any claims based on a breach of representations and warranties other than those contained in Sections 4.1, 4.2, 4.3, 4.6, 5.1, 5.2, 5.3 and 5.9, shall terminate twenty-four (24) months after the Closing Date.  The representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.6, 5.1, 5.2, 5.3 and 5.9, and any Claims based thereon, shall survive in perpetuity.  Covenants and agreements of the parties shall survive until fully performed.  The obligations of the parties pursuant to Sections 8.2 and 8.3 with respect to claims made pursuant to a particular representation or warranty shall expire simultaneously with such representation or warranty; provided, however, that such obligations shall survive with respect to any pending claim until the pending claim is settled or otherwise satisfied if written notice of such claim, specifying in reasonable detail the factual basis therefor, is given to the party from whom indemnification is sought prior to the expiration of the representation or warranty upon which it is based.  To the extent the survival periods specified herein exceed an applicable statute of limitations, the provisions of this Section 8.1 shall constitute a tolling by Infinium, Global and the Principal Stockholder, as applicable, of each such statute of limitations for a period of time not to extend beyond the termination of such survival periods.

Section 8.2  Indemnification by the Principal Stockholder

.  The Principal Stockholder shall indemnify and hold harmless Infinium, Global (after the Closing only), the stockholders of Infinium and their respective affiliates, employees, directors, agents and representatives (collectively, the “Infinium Indemnified Parties”), from and against any and all Loss and Litigation Expense which they or any of them may suffer or incur as a result of or arising from any of the following: (i) any misrepresentation or breach of any warranty by Global or the Principal Stockholder; (ii) the failure by Global or the Principal Stockholder to satisfy any liability or obligation which is its or his obligation to satisfy under the terms of this Agreement; (iii) the failure by either Global or the Principal Stockholder to perform its or his covenants and agreements under this Agreement; (iv) the failure of the Stockholders of the Company to pay any costs or expenses which are the responsibility of such Stockholders; (v) liabilities or obligations not disclosed in the Global Disclosure Schedule; or (vi) Global’s participation in the Prior Transactions.

Section 8.3  Indemnification by Infinium

.  From and after the Closing Date, Infinium shall indemnify and hold harmless each holder of Global Common Stock at the Effective Time from and against any and all Loss and Litigation Expense which such holder may suffer or incur as a result of or arising from any of the following: (a) any misrepresentation or breach of any warranty by Infinium; or (b) the failure by Infinium to perform its covenants and agreements under this Agreement.

Section 8.4  No Impact from Investigation

.  No investigation by or knowledge of any party prior to or after the date of this Agreement shall alter, diminish, obviate or impair any of the representations, warranties, covenants or agreements of any other party contained in this Agreement or limit in any way any party’s right to rely on such representations, warranties, covenants or agreements or to bring a claim based on any misrepresentation or breach thereof.

Section 8.5  No Right of Subrogation

.  If any indemnification claim is satisfied by the Principal Stockholder under the terms of this Agreement or otherwise, the Principal Stockholder shall have no rights against Global, Infinium or any director, officer, employer or agent of Global or Infinium, whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such payment or other form of satisfaction, and the Principal Stockholder shall take no action against Global or Infinium with respect thereto.  Any such rights which the Principal Stockholder may have by operation of law, Contract or otherwise against Global, Infinium or any director, officer, employer or agent of Global or Infinium shall, at the Closing Date, be deemed to be hereby expressly and knowingly waived.

ARTICLE IX

Termination, Amendment and Waiver

Section 9.1  Termination

.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Infinium:

(a)  by mutual written consent of Global and Infinium;

(b)  by Infinium, upon a material breach of this Agreement on the part of Global, the Principal Stockholder or Merger Subsidiary which has not been cured and which would cause the conditions set forth in Section 7.2 to be incapable of being satisfied by February 28, 2004;

(c)  by Global, upon a material breach of this Agreement on the part of Infinium which has not been cured and which would cause the conditions set forth in Section 7.3 to be incapable of being satisfied by February 28, 2004;

(d)  by Global or Infinium if any court of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling which restrains, enjoins or otherwise prohibits the Merger;

(e)  by Global or Infinium if the Merger shall not have been consummated on or before February 28, 2004; provided, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

(f)  by Infinium if it is not satisfied, in its sole discretion, with the results of its due diligence investigation.

Section 9.2  Effect of Termination

.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith terminate and there shall be no liability hereunder on the part of any of Infinium, Global or Merger Subsidiary; provided, this Section 9.2, Section 9.3 (Fees and Expenses); and Section 10.6 (Governing Law) shall survive the termination and remain in full force and effect and; provided, further, that each party shall remain liable for any breaches of or inaccuracies in such party’s covenants, representations and warranties hereunder which breach or inaccuracy occured prior to the termination of this Agreement.

Section 9.3  Fees and Expenses

.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, except that if this Agreement is terminated and the Merger is not consummated Global shall pay Infinium $10,000 to reimburse Infinium’s costs incurred in connection with the formation of the Merger Subsidiary and other preparations for the consummation of the Transactions.

Section 9.4  Amendment

.  This Agreement may be amended by the parties hereto at any time before or after approval hereof by the stockholders of Infinium, Global and the Merger Subsidiary, but, after such approval, no amendment shall be made which under applicable Law would require approval of Infinium’s or Global’s stockholders without the further approval of such stockholders, as the case may be.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.5  Waiver

.  At any time prior to the Closing, the parties hereto may, to the extent permitted by applicable Law, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties by any other party contained herein or in any documents delivered by any other party pursuant hereto and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE X

General Provisions

Section 10.1  Notices

.  All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Infinium:

Infinium Labs Corporation

1819 Main Street, Suite 800

Sarasota, FL  34236

Attn:  Timothy R. Roberts

           Chairman and CEO

Telecopy:  (941) 917-0782

With copies to:

Nixon Peabody LLP

Clinton Square

P.O. Box 31051

Rochester, NY  14603-1051

Attn:  Melissa Mahler, Esq.

Telecopy:  (585) 263-1600

If to Global or Merger Subsidiary:

Global Business Resources, Inc.

22154 Martella Avenue

Boca Raton, FL  33433

Attn:   Peter J. Goldstein

          Chairman and President

Telecopy:  (561) 892-0110

With a copy to:

Anslow & Jaclin, LLP

4400 Route 9 South, 2nd Floor

Freehold, NJ  07728

Attn:   Gregg E. Jaclin, Esq.

Telecopy:  (732) 577-1188

If to Principal Stockholder:

Peter J. Goldstein

22154 Martella Avenue

Boca Raton, FL  33433

Telecopy:  (561) 892-0110

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 10.1.

Section 10.2  Specific Performance

.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at Law or in equity.

Section 10.3  Entire Agreement

.  This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 10.4  Assignments; Parties in Interest

.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties.  Subject to the foregoing, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including to confer third party beneficiary rights except that the stockholders of Infinium are intended third-party beneficiaries of the representations, warranties and covenants of Global and the Principal Stockholder.

Section 10.5  Governing Law

.  This Agreement shall be governed in all respects by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of Law).

Section 10.6  Headings; Disclosure

.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.  Any disclosure by Infinium or Global in any portion of its respective Disclosure Schedule shall be deemed disclosure in each other portion of such Disclosure Schedule to which such disclosure reasonably relates on its face.

Section 10.7  Certain Definitions and Rules of Construction.

(a)  As used in this Agreement:

“Affiliate” as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Contract” means any contract, agreement, note, bond, mortgage, indenture, credit agreement, lease, license, permit, franchise or other instrument, obligation or understanding, whether written or oral.

“Debt” means, with respect to any Person, all indebtedness of such Person for borrowed money or the deferred purchase price of property or services (excluding trade payables and other accrued current liabilities arising in the ordinary course of business), obligations of such Person evidenced by bonds, notes, indentures or similar instruments, obligations of such Person under interest rate agreements, currency hedging agreements, commodity price protection agreements or similar hedging instruments, capital lease obligations of such Person, redeemable capital stock of such Person and any other obligations of such Person classified as indebtedness under GAAP.

“Laws” means any domestic (federal, state or local) or foreign law, rule, regulation, order, judgment or decree.

“Litigation Expense” means any expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against under this Agreement, including, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel (whether incurred in any action or proceeding between the parties to this Agreement or between any party to this Agreement and any third person and whether or not any action or proceeding is commenced), investigators, expert witnesses, accountants and other professionals.

“Loss” means any loss, obligation, claim, liability, settlement payment, award, judgment, fine, penalty, interest charge, expense, damage or deficiency or other charge, measured after accounting for any insurance proceeds actually received with respect thereto, other than Litigation Expense.

“Infinium Material Adverse Effect” shall be any circumstance, event or occurrence that would be reasonably likely to have a material adverse effect on the business, assets, operations, financial condition, revenues, results of operations of Infinium taken as a whole.

“Person” shall include individuals, corporations, partnerships, limited liability companies, trusts, other entities and groups (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Tax” shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers’ compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or addition to tax imposed by any Governmental Entity.

“Transactions” shall mean the transactions contemplated by this Agreement and the Exchange Agreement.

(b)  Other Rules of Construction.

(i)  References in this Agreement to any gender shall include references to all genders.  Unless the context otherwise requires, references in the singular include references in the plural and vice versa.  References to a party to this Agreement or to other agreements described herein means those Persons executing such agreements.

(ii)  The words “include”, “including” or “includes” shall be deemed to be followed by the phrase “without limitation” or the phrase “but not limited to” in all places where such words appear in this Agreement.  The word “or” shall be deemed to be inclusive.

(iii)  This Agreement is the joint drafting product of Global and Infinium, and each provision has been subject to negotiation and agreement and shall not be construed for or against either party as drafter thereof.

(iv)  In each case in this Agreement where this Agreement or a Contract is represented or warranted to be enforceable will be deemed to include as a limitation to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles, whether applied in equity or at Law.

Section 10.8  Counterparts

.  This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

Section 10.9  Severability

.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economics or legal substance of the Transactions are not affected in any manner materially adverse to any party.  Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

IN WITNESS WHEREOF, Global, Merger Subsidiary, Infinium and the Principal Stockholder have signed this Agreement or caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

Global Business Resources, Inc.

By:

/s/ Peter J. Goldstein

Peter J. Goldstein, Chairman and President

Global Infinium Merger Sub, Inc.

By:

/s/ Peter J. Goldstein

Peter J. Goldstein, President

Infinium Labs Corporation

By:

/s/ Timothy M. Roberts

Timothy R. Roberts, Chairman and Chief Executive Officer

/s/ Peter J. Goldstein

Peter J. Goldstein

Home Address:

22154 Martella Avenue

Boca Raton, FL  33433

List of Omitted Schedules and Exhibits

The Registrant has omitted from this filing the Schedules and Exhibits listed below.  The Registrant will furnish supplementally to the Commission, upon request, a copy of any omitted Schedule or Exhibit.

Schedule 5.2-List of Global Stockholders

Exhibit 7.2(h)-Form of Legal Opinion